Exhibit 16.1

MOORE & ASSOCIATES, CHARTERED ACCOUNTANTS AND ADVISORS

August 12 , 2009

U. S. Securities and Exchange Commission
450 Fifth Street NW
Washington DC  20549

Re:   CRC Crystal Research Corporation

Dear Sirs:

We were previously the principal auditors for CRC Crystal Research Corporation and we reported on the financial statements of CRC Crystal Research Corporation for the period from inception, June 1, 2006 to March 31, 2009.  We have read CRC Crystal Research Corporation's statements under Item 4 of its Form 8-K/A, dated August 12 , 2009, and we agree with such statements.

For the most recent fiscal period through to August 7, 2009, there have been no disagreements between CRC Crystal Research Corporation and Moore & Associates, Chtd. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Moore & Associates, Chtd. would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/ Moore & Associates, Chartered

Moore & Associates, Chartered
Las Vegas, Nevada

6490 West Desert Inn Road, Las Vegas, NV 89146
(702) 253-7499 Fax (702) 253-7501